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FUSION	Jonscott Turco
CONTACT:	212-201-2401
	jturco@fusiontel.com	FOR IMMEDIATE RELEASE

FUSION COMPLETES FINAL ROUND OF $7.25 MILLION FINANCING

Company Chairman, CEO, Treasurer, and Several Members of the Board and Executive Management Participate in Offering

New York - May 9, 2007 - Fusion Telecommunications International, Inc. (AMEX: FSN), a global communications services provider, today announced it has completed its private placement financing, securing a second tranche of $3.375 million of a newly designated class of convertible preferred stock. Participating in this private placement is a group of investors, including the Company’s Chairman, CEO, Treasurer, and several members of the Board and executive management. This tranche concludes the private placement announced in December 2006.

The preferred stock will pay dividends at 8% per annum and will be convertible into Fusion’s common stock at a fixed price of $0.83 per share, which represents a 20% premium over the price of the common stock three days prior to the closing date of the transaction. Investors will also receive warrants equal to 50% of the shares to be issued upon conversion. The warrants will have a fixed exercise price of $0.83.

Additional details of the transaction can be found in the Company’s Form 8-K to be filed today, by visiting www.sec.gov.

About Fusion:
Fusion delivers a full range of advanced IP-based services to corporations, consumers and carriers worldwide. Fusion’s Efonica-branded VoIP products and services, which focus primarily on Asia, the Middle East, Africa and Latin America, have over one million subscribers from more than 100 countries. For more information please go to http://www.fusiontel.com or http://www.efonica.com.

Statements in this Press Release that are not purely historical facts, including statements regarding Fusion's beliefs, expectations, intentions or strategies for the future, may be "forward-looking statements" under the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the plans, intentions and expectations reflected in or suggested by the forward-looking statements. Such risks and uncertainties include, among others, introduction of products in a timely fashion, market acceptance of new products, cost increases, fluctuations in and obsolescence of inventory, price and product competition, availability of labor and materials, development of new third-party products and techniques that render Fusion's products obsolete, delays in obtaining regulatory approvals, potential product recalls and litigation. Risk factors, cautionary statements and other conditions which could cause Fusion's actual results to differ from management's current expectations are contained in Fusion's filings with the Securities and Exchange Commission and available through http://www.sec.gov